Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
ACELYRIN, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.00001 par value per share, underlying outstanding stock option awards pursuant to the 2023 Equity Incentive Plan	457(h)	1,651,921(2)	$7.68(3)	$12,686,754	0.0001476	$1,873.00

Equity	Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the 2023 Equity Incentive Plan	457(c) and 457(h)	3,578,552(4)	$6.66(5)	$23,833,157	0.0001476	$3,518.00

Equity	Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the 2023 Employee Stock Purchase Plan	457(c) and 457(h)	978,658(6)	$5.67(7)	$5,548,991	0.0001476	$820.00
Total Offering Amounts				—	$42,068,902	—	$6,211.00
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$6,211.00

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock (“Common Stock”) of ACELYRIN, INC. (the “Registrant”) that become issuable under the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”), or the Registrant’s 2023 Employee Stock Purchase Plan (the “2023 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2) Represents 1,651,921 shares of Common Stock underlying outstanding stock option awards pursuant to the 2023 Plan.
(3) Estimated pursuant to Rule 457(h) solely for the purpose of calculating the amount of the registration fee, based upon the weighted average exercise price of the outstanding stock option awards pursuant to the 2023 Plan (rounded up to the nearest cent), which is equal to $7.68 per share.
(4) Represents (i) 4,893,294 shares of Common Stock that were added to the shares reserved for future issuance under the 2023 Plan on January 1, 2024, pursuant to an evergreen provision contained in the 2023 Plan, (ii) minus 1,651,921 shares of Common Stock underlying outstanding stock option awards pursuant to the 2023 Plan out of such evergreen pool between January 1, 2024 and the date of this filing, and (iii) plus 337,179 shares of Common Stock that were added to the shares reserved for future issuance under the 2023 Plan as a result of shares withheld or reacquired to satisfy tax withholding obligations associated with an award that had been granted under the 2020 Stock Option and Grant Plan. Pursuant to the evergreen provision, the number of shares reserved for issuance under the 2023 Plan will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to five percent (5%) of the total number of shares of the Registrant’s Common Stock outstanding on December 31 of the preceding calendar year; provided, however, that the Company’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.
(5) Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $6.66 per share, which is the average of the high and low selling prices per share of the Registrant’s Common Stock on March 27, 2024 as reported on the Nasdaq Global Select Market.
(6) Represents 978,658 shares of Common Stock that were added to the shares reserved for future issuance under the 2023 ESPP on January 1, 2024, pursuant to an evergreen provision contained in the 2023 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2023 ESPP will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2024 and continuing through (and including) January 1, 2033, by the lesser of (a) 1% of the total number of shares of the Registrant’s Common Stock outstanding on December 31 of the immediately preceding year and (b) 2,700,000 shares of Common Stock, except that, before the date of any such increase, the Registrant’s board of directors may determine that the increase for such year will be less than the amount set forth in clauses (a) and (b). This explanation is provided for information purposes only.
(7) Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $5.67 per share, which is the average of the high and low selling prices per share of the Registrant’s Common Stock on March 27, 2024 as reported on the Nasdaq Global Select Market multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2023 ESPP.
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